Exhibit 99.1

Seeking to Position its Shares for Nasdaq Uplisting, Biometric ID Provider

BIO-key to Effect 1-for-12 Reverse Stock Split

Wall, NJ, December 28, 2016 – BIO-key International, Inc. (OTCQB: BKYI), a trusted provider of enterprise and consumer biometric software and hardware authentication solutions, announced that its Board of Directors has approved a 1-for-12 reverse split of the Company's common stock. The reverse stock split, which was approved by shareholders earlier this year, is intended to increase the average share price of BIO-key’s common stock, in support of the Company’s plans to seek uplisting to The Nasdaq Capital Market. BIO-key has filed a listing application with Nasdaq and plans to pursue such listing as soon as it is able to meet all initial listing criteria, particularly the $3.00 minimum bid price requirement.

Trading of the Company's common stock on the OTCQB Market will continue, on a post-split basis, with the opening of markets on Thursday, December 29, 2016, under the temporary trading symbol "BKYID" and under the new CUSIP number 09060C309. The trading symbol would revert to "BKYI" after 20 business days.

Every twelve (12) shares held will be combined into one (1) new share of BIO-key common stock. In lieu of fractional shares, shareholders will receive a rounded up new share of BIO-key Common stock. Except for those with pre-split share ownership of eleven shares or fewer, shareholders’ percentage ownership in the Company will remain virtually unchanged as a result of the reverse split. Pro rata adjustments will also be made to BIO-key's restricted stock, convertible preferred stock, warrants and stock option programs.

Following completion of the reverse split, BIO-key’s common shares issued and outstanding will be reduced to approximately 6.1 million (from approximately 73.1 million) and the Company’s adjusted common shares outstanding, giving effect to the conversion of the Company’s convertible preferred stock, will be approximately 11.5 million. BIO-key’s total authorized shares remain 170 million following the reverse split.

Mike DePasquale, BIO-key Chairman and CEO said, "Having secured shareholder approval at the beginning of the year, we are excited to execute the reverse split which is a major step in our efforts to uplist our common stock on The Nasdaq Capital Market. We believe that the reverse split will also provide the Company with renewed flexibility with respect to funding our growth or using our equity to pursue synergistic M&A activity.

While we cannot be certain of the outcome of our uplisting process, the Board believes BIO-key’s visibility, long term goals and corporate brand are far better served both by a higher share price and the potential for a higher profile listing on Nasdaq. We believe these factors will help expand the potential pool of investors who would be able to consider an investment in BIO-key, while also supporting the growing visibility of our software and hardware products and the BIO-key brand.”

To support its investor visibility and uplisting efforts, BIO-key has retained the services of Maxim Group LLC, a New York-based investment bank.

About BIO-key (www.bio-key.com)

BIO-key is revolutionizing authentication as our easy-to-use biometric solutions enable convenient and secure access to information and financial transactions. We eliminate passwords, PINs, tokens and cards and make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices SideTouch, SideSwipe and EcoID offer market-leading quality, performance and price.

About Maxim Group LLC

Maxim Group LLC is a leading full service banking, securities and wealth management firm headquartered in New York. The Firm provides a full array of financial services including investment banking, private wealth management; and global institutional equity, fixed income and derivative sales and trading, equity research and prime brokerage services to a diverse range of corporate clients, institutional investors and high net worth individuals, Maxim Group is a registered broker-dealer with the U.S. Securities and Exchange Commission and Municipal Securities Rulemaking Board (MSRB), and is a member of the following: Financial Industry Regulatory Authority (FINRA). Securities Insurance Protection Corporation (SIPC), NASDAQ Stock market and NYSE Arca, Inc. To learn more about Maxim Group, visit www.maximgrp.com.

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, market acceptance of biometric solutions generally and our specific offerings, our ability to expand into the Asian market, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made.

Investor & Media Contacts:

David Collins, William Jones

Catalyst Global
212-924- 9800 bkyi@catalyst-ir.com